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                                                             Exhibit 18

World Airways, Inc.
Herndon, Virginia

Ladies and Gentlemen:

We have been furnished with a copy of the Form 10-Q of World Airways, Inc. (the "Company") for the three and nine months ended September 30, 2000, and have read the Company's statements contained in Note 2 to the condensed financial statements included therein. As stated in Note 2, the Company changed its method of accounting for certain aircraft maintenance costs from the accrual method of accounting to the direct expense method. Under the new accounting method, maintenance costs are recognized as expense as maintenance services are performed and as flight hours are flown for nonrefundable maintenance payments required by lease agreements. Also, as stated in Note 2, the Company believes the newly adopted accounting principle is preferable in the circumstances because the direct expense method is the predominant method used in the airline industry and there has not been an obligating event prior to the maintenance services being performed or flight hours being flown. In accordance with your request, we have reviewed and discussed with officials of the Company the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1999, nor have we audited the information set forth in the aforementioned Note 2 to the condensed financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP


McLean, Virginia
November 10, 2000